EXHIBIT 99.1


For more information:

Joan M. Schimml
ONTRACK Data International, Inc.
800-752-1333
jschimml@ontrack.com

Matt Kucharski/Danielle Engholm
Padilla Speer Beardsley
612-871-8877
mkucharski@psbpr.com
dengholm@psbpr.com


                      ONTRACK ACQUIRES MIJENIX CORPORATION

         SUPPORTS COMPANY STRATEGY TO BECOME LEADING SINGLE-SOURCE DATA
                              AVAILABILITY SUPPLIER


MINNEAPOLIS, July 8, 1999 - ONTRACK Data International, Inc. (NASDAQ: ONDI), the world leader in data recovery services, today announced an acquisition that furthers the company's strategy to become the premier single-source provider of data availability solutions.

         Ontrack has signed a definitive agreement to acquire Boulder, Colo.-based Mijenix Corporation. Privately held Mijenix is a leading supplier of system software products for enhancing the use of Windows-based computer systems. The purchase price consists of approximately $7 million in combined cash and stock plus an earnout that is contingent upon the satisfaction of certain financial performance goals. The transaction will be accounted for as a purchase and is expected to close in July 1999.

         According to Michael Rogers, Ontrack CEO, the acquisition expands the company's offerings beyond data recovery to include products for improved PC performance and failure prevention. "There's no disputing that data has become the lifeblood of every corporation," he said. "Ontrack has built a reputation as the expert in recovering lost and damaged data. With the addition of Mijenix, we can now help prevent problems from occurring in the first place."

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         Mijenix, which had $4 million in revenues in 1998, is known in the PC industry as the developer of several award-winning software products, including ZipMagic 98 and FreeSpace compression tools, the PowerDesk Utilities 98 file manager and Fix-It Utilities 99, a general purpose utility for Windows 95, 98 and NT operating systems. The company's products have won numerous awards from leading industry trade publications, including PC WORLD, WINDOWS MAGAZINE, PC WEEK and PC MAGAZINE.

            Mijenix's 30 employees will remain at their present location in Boulder, and Mijenix President and CEO Jennifer Kronenberg and Chief Technology Officer Pierre-Michel Kronenberg will join Ontrack as consultant and chief technology officer, respectively.

            "Ontrack and Mijenix are a natural fit," Jennifer Kronenberg said. "This agreement combines our expertise in Windows system software and retail and Internet marketing with Ontrack's reputation as the best source for data recovery. Now individuals and corporations have a single source for protecting and recovering their valuable data," she added.

            Statements in this release concerning the future prospects of Ontrack are "forward-looking statements" under the Federal securities laws. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts, estimates, and summary information contained in this press release. Important factors that could cause actual results to differ materially are included but are not limited to those listed in the Ontrack Annual Report on Form 10-K for the year ended December 31, 1998, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Statements."

            Ontrack, the world leader in data recovery, specializes in services and software that help computer users access and recover their valuable data. Using hundreds of proprietary tools and techniques, Ontrack is able to recover lost or corrupted data from all operating systems and types of storage devices. Ontrack can be reached through its World Wide Web site at http://www.ontrack.com or by calling 800/872-2599 (612/937-5161). In addition to its Minneapolis headquarters, Ontrack operates data recovery centers in Los Angeles, Washington D.C., New York, Tokyo, London, Paris and Stuttgart. Mijenix Corporation can be reached through its World Wide Web site at http://www.mijenix.com or by calling 800/645-3649 (303/245-8000).

                                       ###

ONTRACK is a registered trademark of ONTRACK Data International, Inc. in the United States and/or other countries. All other brands or product names are trademarks or registered trademarks of their respective holders.